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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on November 29, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DUANE READE INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3164702 (I.R.S. Employer Identification No.)

440 Ninth Avenue
New York, New York 10001
Telephone: (212) 273-5700
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mr. Anthony J. Cuti
Duane Reade Inc.
440 Ninth Avenue
New York, New York 10001
(212) 273-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michelle D. Bergman, Esq.
Duane Reade Inc.
440 Ninth Avenue
New York, New York 10001
(212) 273-5700

        Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common Stock, par value $0.01 per share	90,000 shares	$18.43	$1,658,700	$153

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low sales prices for the common stock as reported on The New York Stock Exchange on November 25, 2002.
(2)
Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying 0.000092 by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

90,000 Shares

Common Stock, par value $0.01 per share

        This prospectus relates to 90,000 shares of the common stock of Duane Reade Inc., which may be offered by the selling stockholder identified on page 10 of this prospectus for its own account.

        It is anticipated that the selling stockholder will offer the shares for sale in one or more brokerage transactions at prevailing prices in the New York Stock Exchange on the date of sale. We will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

        The shares of common stock being offered pursuant to this prospectus are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling stockholder to the public without restriction. The selling stockholder and the participating broker or dealer may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder, and any commissions or discounts received by the broker or dealer, may be deemed to be underwriting compensation under the Securities Act.

        Our common stock is traded on The New York Stock Exchange under the symbol "DRD." On November 27, 2002 the last reported sale price of our common stock on The New York Stock Exchange was $18.95 per share.

        Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DUANE READE INC.
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve a number of risks and uncertainties. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions and we can give no assurance that such expectations will prove to be correct. Some of the things that could cause our actual results to differ substantially from our expectations are:

  •
  the competitive environment in the drugstore industry in general and in the metropolitan New York area;

  •
  inflation;

  •
  changes in costs of goods and services;

  •
  economic conditions in general and in the metropolitan New York area;

  •
  demographic changes;

  •
  changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;

  •
  changes in federal and state laws and regulations;

  •
  liability and other claims asserted against us;

  •
  changes in our operating strategy or development plans;

  •
  the ability to attract and retain qualified personnel, including our ability to attract qualified pharmacists;

  •
  our significant indebtedness;

  •
  labor disturbances, including any resulting from the termination of our collective bargaining agreements;

  •
  continued impact or new occurrences of terrorist attacks in the New York City area;

  •
  trends in the healthcare industry;

  •
  changes in our acquisition and capital expenditure plans; and

  •
  other factors referenced in this prospectus, including those set forth under the caption "Risk Factors."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors."

        We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

        For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Securities Act.

        You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

DUANE READE INC.

        We are the largest drugstore chain in New York City, which is the largest drugstore market in the United States in terms of sales volume. As of September 28, 2002, we operated 121 of our 221 stores in Manhattan's high-traffic business and residential districts. We operate approximately three times as many stores in Manhattan as our next largest competitor. In addition, at September 28, 2002, we had a total of 100 stores in New York's outer boroughs and counties and in densely populated New York and New Jersey suburbs. Since opening our first store in 1960, we have successfully executed a marketing and operating strategy tailored to the unique characteristics of New York City, the most densely populated major market in the United States. Since 1997, we have more than tripled our store base through a combination of new store openings and opportunistic acquisitions of smaller drugstore chains and independent pharmacies.

        We were incorporated in Delaware in 1992, and our principal executive offices are located at 440 Ninth Avenue, New York, New York 10001. Our telephone number is (212) 273-5700. Our website address is www.duanereade.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

        You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occur, our business could be harmed. You should refer to the other information set forth in this prospectus and our consolidated financial statements and the related notes incorporated by reference herein.

Our substantial indebtedness could restrict our activities.

        We have a significant amount of indebtedness. As of November 26, 2002, we had approximately $296.3 million of indebtedness outstanding, comprised of approximately $74.1 million outstanding under our senior credit agreement, $218.5 million of our outstanding convertible subordinated notes, $1.6 million of our outstanding 9 1/4% senior subordinated notes due 2008 and approximately $2.1 million of capital lease obligations.

        Our outstanding indebtedness could have important consequences to you. For example, it could:

  •
  limit our ability to obtain additional financing for funding our growth strategy, capital expenditures, acquisitions, working capital or other purposes;

  •
  require us to dedicate a material portion of our operating cash flow to fund interest payments on our indebtedness, thereby reducing funds available for our growth strategy, capital expenditures, acquisitions, working capital and other purposes; and

  •
  limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions, including reacting to any economic slowdown in the metropolitan New York area.

        In addition, our senior credit agreement contains financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantial additional debt. This could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of November 26, 2002, we could borrow up to an additional $70.2 million under our senior credit agreement, and all of these borrowings would have been senior indebtedness and secured by substantially all of our and our subsidiaries' assets. Furthermore, our senior credit agreement allows us to incur additional indebtedness. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

Our existing debt includes restrictive and financial covenants that limit our operating flexibility.

        Our senior credit agreement contains covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These include restrictions on our ability to:

  •
  incur additional debt;

  •
  pay dividends or distributions on, or redeem or repurchase, our capital stock;

  •
  create liens or negative pledges with respect to our assets;

  •
  issue, sell or allow distributions on capital stock of our subsidiaries;

  •
  prepay or defease specified indebtedness;

  •
  enter into transactions with affiliates;

  •
  merge, consolidate or sell our assets; or

  •
  make capital expenditure investments.

        In addition, the senior credit agreement contains financial covenants that require us to comply with specified financial ratios and tests, including minimum net worth, maximum leverage ratios, minimum interest coverage ratios and minimum fixed charge coverage ratios. Our failure to meet these financial covenants may result in the accelerated repayment of debt under our senior credit agreement.

We may be unable to realize our plans for future growth.

        We have grown rapidly primarily through opening new stores and store acquisitions, growing from 67 stores at the end of fiscal 1997 to 221 stores at September 28, 2002. We intend to continue to rapidly grow through these methods. Through the end of fiscal 2003, we plan to open an additional 46 to 53 stores, of which approximately two-thirds will be located outside of Manhattan. We may also acquire additional stores through acquisitions. Our operating complexity and management responsibilities have increased, and will continue to increase, as we grow. Our growth also requires that we continue to expand and improve our operating and financial systems and to expand, train and manage our employee base. In addition, as we continue to open or acquire new stores, we may be unable to hire a sufficient number of qualified store personnel or successfully integrate the stores into our business.

        Our expansion prospects also depend on a number of other factors, including, among other things:

  •
  economic conditions;

  •
  competition;

  •
  consumer preferences;

  •
  financing and working capital requirements;

  •
  our ability to negotiate store leases on favorable terms; and

  •
  the availability of additional warehouse space and new store locations.

        Failure to realize these growth plans could be detrimental to our goals of increasing market share, increasing same store revenues and applying the benefits of our size in the New York metropolitan market. Even if we succeed in opening new stores as planned, we cannot assure you that our newly opened stores will achieve revenue or profitability levels comparable to those of our existing stores in time periods estimated by us or at all. Moreover, we cannot assure you that our newly opened stores will not adversely affect the revenues and profitability of our existing stores.

We require a significant amount of cash flow from operations and third party financing to pay our indebtedness, to expand our business in accordance with our growth strategy and to fund our other liquidity needs.

        We cannot assure you that we will be able to generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit agreement or otherwise in an amount we will need to pay our indebtedness, to grow our business as currently planned or to fund our other liquidity needs. We currently expect to spend approximately $60 million through fiscal 2003 on capital expenditures, primarily for new and replacement stores, and, in addition, approximately $15 million for lease and pharmacy file acquisition costs. We also require working capital to support inventory for our existing stores. In addition, we may need to refinance some or all of our indebtedness, including these notes, at or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including these notes and our senior credit agreement, on commercially reasonable terms or at all. Failure to generate or raise sufficient funds may require us to modify, delay or abandon some of our future growth or expenditure plans.

We face a high level of competition in our markets.

        We operate in highly competitive markets. In metropolitan New York, we compete against national, regional and local drugstore chains, discount drugstores, supermarkets, combination food and drugstores, discount general merchandise stores, mass merchandisers, independent drugstores and local merchants. Major chain competitors in the metropolitan New York market include CVS, Rite Aid, Eckerd and Walgreens. In addition, other chain stores may enter the New York metropolitan market and become significant competitors in the future. Many of our competitors have greater financial resources than we do. Currently, we have the largest market share in metropolitan New York compared to our competitors in the drugstore business. If any of our current competitors, or new competitors, were to devote significant resources to enhancing or establishing an increased presence in metropolitan New York, they could make it difficult for us to maintain or grow our market share and, as a result, our business and prospects could suffer. This competition could adversely affect our results of operations and financial condition in the future. In addition to competition from the drugstore chains named above, our pharmacy business also competes with hospitals, health maintenance organizations, mail order and internet-based prescription drug providers. Our stores compete, among other things, on the basis of convenience of location and store layout, product mix, selection, customer convenience and price.

We operate in a concentrated region and, as a result, are highly dependent on the economic conditions of the metropolitan New York area.

        Substantially all of our stores are located in the metropolitan New York area. As a result, we are sensitive to, and our success will be substantially affected by, economic conditions and other factors affecting this region, such as the regulatory environment, the cost of energy and the availability of labor. We can make no prediction as to economic conditions in this region. During the 1990s, the New York economy grew substantially, and our business benefited from this high rate of economic growth. As a result of the current economic recession, the current state of the financial markets and the terrorist attack on the World Trade Center in September 2001, however, the New York City economy has been adversely affected. During a downturn in New York's economic conditions, such as the current one, our revenues and profitability could be adversely affected because of, among other things, a reduction in the size of the workforce in the New York metropolitan area, reduced income levels or a decline in population growth.

We would be materially and adversely affected if our distribution center is shut down.

        We operate a single centralized distribution center in Queens, New York. We ship nearly all of our non-pharmacy products to our stores through our distribution center. If our distribution center is shut down for any reason, we could incur significantly higher costs and longer lead times associated with distributing our products to our stores during the time it takes for us to reopen or replace the center. We maintain business interruption insurance to protect us from the costs relating to matters such as a shutdown, but we cannot assure you that our insurance will be sufficient, or that the insurance proceeds will be timely paid to us, in the event of a shutdown.

Our operations are subject to trends in the healthcare industry.

        Pharmacy sales represent a significant and growing percentage of our total sales. Pharmacy sales accounted for 41.7% of our net sales for the thirty-nine weeks ended September 28, 2002, 39.2% of our net sales for fiscal 2001 and 35.4% of our net sales for fiscal 2000. Pharmacy sales not only have lower margins than non-pharmacy sales, but are also subject to increasing margin pressure, as managed care organizations, insurance companies, employers and other third party payors, which collectively we call third party plans, become more prevalent in the metropolitan New York area and as these plans continue to seek cost containment. Also, any substantial delays in reimbursement, significant reduction in coverage or payment rates from third party plans can have a material adverse effect on our business. Pharmacy sales to third party plans accounted for 89.7% of our total pharmacy sales for the thirty-nine weeks ended September 28, 2002, 86.9% of our total pharmacy sales for fiscal 2001 and 84.0% of our total pharmacy sales for fiscal 2000.

        Healthcare reform and enforcement initiatives of federal and state governments may also affect our revenues from prescription drug sales. These initiatives include: proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs; changes in programs providing for reimbursement for the cost of prescription drugs by third party plans; increased scrutiny of prescription drug manufacturers' pricing and marketing practices; and regulatory changes relating to the approval process for prescription drugs.

        These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations in New York and New Jersey that could adversely impact our prescription drug sales and, accordingly, our results of operations.

Our operations are subject to federal and state laws and regulations, which could adversely impact our business if changed.

        Our business is subject to various federal and state regulations. For example, we are subject to federal, state and local licensing and registration regulations relating to, among other things, our pharmacy operations. Violations of any of these regulations could result in various penalties, including suspension or revocation of our licenses or registrations or monetary fines. We are also subject to certain laws prohibiting payment for patient referrals as well as applicable Medicare and Medicaid requirements relating to our pharmacy business. Federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Additionally, we are subject to federal Drug Enforcement Agency and state regulations relating to our pharmacy operations, including purchasing, storing and dispensing of controlled substances. Laws governing our employee relations, including minimum wage requirements, overtime and working conditions also impact our business. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could significantly increase our cost of operations, which could adversely affect our level of profitability.

Most of our employees are covered by collective bargaining agreements. A failure to negotiate new agreements when the existing agreements terminate could disrupt our business.

        As of September 28, 2002, we had approximately 5,700 employees, 80% of whom were full-time. Unions represent approximately 5,300 of our employees. Non-union employees include employees at corporate headquarters, employees at our personnel office, store management and most part-time employees, as well as some of our store pharmacists. The distribution facility employees are represented by the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 815. On October 1, 2002, we completed a new three year agreement with the Drug, Chemical, Cosmetic, Plastics and Affiliated Industries Warehouse Employees Local 815, an affiliate of the International Brotherhood of Teamsters. This agreement covers most of our warehouse employees and replaced a previous labor agreement that expired on September 30, 2002. This new agreement will expire on September 30, 2005. Employees in most of our stores are represented by the Allied Trades Council, or ATC, and other stores are represented by Local 340A New York Joint Board, UNITE AFL-CIO, or UNITE. Our recently renegotiated contract with UNITE expires on March 31, 2004. On August 31, 2001, our collective bargaining agreement with the ATC expired after we were unable to reach agreement with the ATC on terms for a successor agreement. The ATC unsuccessfully attempted to strike some of our stores, but our employees remained at work at all times and have been working pursuant to the terms of our recently implemented contract with the ATC, which expires on August 31, 2004.

        We have not experienced any material business interruption as a result of labor disputes within the past 15 years, and we consider our employee relations to be good. Upon the expiration of any of our collective bargaining agreements, however, we may be unable to negotiate new collective bargaining agreements on terms favorable to us, and our business operations may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating our collective bargaining agreements.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

        Products that we sell could become subject to contamination, product tampering, mislabeling or other damage. In addition, we may be required to recall our private label products in any of these events. We cannot assure you that product liability claims will not be asserted against us with respect to any of the products well sell or that we will not be obligated to recall our private label products. A product liability judgment against us or a product recall could have a material adverse effect on our business, financial condition or results of operations.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

        Our success depends to a large extent on the continued service of our executive management team. We have employment agreements with each of our four executive officers, but it is possible that members of management may leave us. Departures by our executive officers could have a negative impact on our business, as we may not be able to find suitable management personnel to replace departing executives on a timely basis. We do not maintain key-man life insurance on any of our executive officers.

        In addition, as our business expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. Recently, competition for qualified pharmacists and other pharmacy professionals has been especially strong. Although we generally have been able to meet our staffing requirements in the past, our inability to do so in the future at costs that are favorable to us, or at all, could impair our ability to increase revenue, and our customers could experience lower levels of customer care.

Provisions in our charter documents might deter acquisition bids for us.

        Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that, among other things: authorize our board of directors to issue preferred stock ranking senior to our common stock without any action on the part of the stockholders; establish advance notice procedures for stockholder proposals, including nominations of directors, to be considered at shareholders' meetings; authorize a majority of our board of directors, in certain circumstances, to fill vacancies on the board resulting from an increase in the authorized number of directors or from vacancies; restrict the ability of stockholders to modify the number of authorized directors; and restrict the ability of stockholders to call special meetings of stockholders. In addition, Section 203 of the Delaware general corporation law prohibits us from entering into some business combinations with interested stockholders without the approval of our board of directors. These provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

We do not expect to pay cash dividends in the foreseeable future.

        Since our initial public offering in February 1998, we have not declared or paid cash or other dividends on our common stock and do not expect to pay cash dividends for the foreseeable future. We currently intend to retain all future earnings for use in the operation of our business and to fund future growth. In addition, the terms of our senior credit agreement restrict our ability to pay cash dividends. If these restrictions are removed, any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors.

Our stock price may be volatile and could decline substantially.

        The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline following this offering, including:

  •
  our operating results failing to meet the expectations of securities analysts or investors in any quarter;

  •
  downward revisions in securities analysts' estimates;

  •
  material announcements by us or our competitors;

  •
  public sales of a substantial number of shares of our common stock following this offering;

  •
  governmental regulatory action; or

  •
  adverse changes in general market conditions or economic trends.

        In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. Our current or any future involvement in a securities class action litigation could result in substantial costs and diversion of management attention and resources, thus harming our business.

Shares eligible for public sale could adversely affect our stock price.

        There are 1,624,047 shares of common stock underlying vested stock options which are currently eligible for sale and 779,478 additional shares underlying stock options that will vest from the date of this prospectus through the end of fiscal 2005. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock from time to time. The sale of a substantial number of shares held by the existing stockholders, whether pursuant to a public offering or otherwise, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.

SELLING STOCKHOLDER

        The following table sets forth information with respect to the selling stockholder and the shares of our common stock that it may offer and sell under this prospectus, all of which shares were acquired or will be acquired pursuant to our 1992 Stock Incentive Plan or our 1997 Equity Participation Plan.

        The following table sets forth with respect to the selling stockholder, based upon information available to us as of November 29, 2002, the number of shares of common stock owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding shares of common stock that will be owned after the sale of the registered shares of common stock assuming the sale of all of the registered shares of common stock. We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of November 29, 2002.

        Because the selling stockholder may sell all or some portion of the shares of common stock beneficially owned by it, only an estimate (assuming the selling stockholder sells all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholder after this offering. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act.

			Number of Shares Owned After the Offering
Name	Number of Shares Beneficially Owned (1)	Number of Shares Registered
			Number	Percent(2)
DRI Investment Group, LLC	1,096,835	90,000	1,006,835	4.2%

*
less than one percent.

(1)
Represents 1,096,835 shares that may be acquired upon exercise of options currently exercisable or exercisable within 60 days of the date of this prospectus. The options held by DRI Investment Group, LLC are comprised of:

•
options to purchase 842,833 shares contributed by Anthony J. Cuti, Chairman of the Board, Chief Executive Officer and President of Duane Reade Inc.;

•
options to purchase 123,488 shares contributed by Gary Charboneau, Senior Vice President of Duane Reade Inc.; and

•
options to purchase 130,514 shares contributed by Jerry Ray, Senior Vice President of Duane Reade Inc.

        Each of Messrs. Cuti, Charboneau and Ray contributed these options in exchange for, among other things, interests in DRI Investment Group, LLC. Mr. Cuti holds his interest in DRI Investment Group, LLC through Cuti Family Investments, LLC; Mr. Charboneau holds his interest in DRI Investment Group, LLC through Charboneau Family Investments LLC; and Mr. Ray holds his interest in DRI Investment Group, LLC through Ray Family Investments LLC. In addition, each of Messrs. Cuti, Charboneau and Ray is a manager of DRI Investment Group, LLC and may be deemed to have voting and investment power over the options and underlying shares held by DRI Investment Group, LLC. Each of Messrs. Cuti, Charboneau and Ray disclaims beneficial ownership in any shares held by DRI Investment Group, LLC, except to the extent of his proportionate interest in DRI Investment Group, LLC.

(2)
Based on the 23,947,742 shares of common stock outstanding as of November 29, 2002.

PLAN OF DISTRIBUTION

        The selling stockholder intends to sell shares of our common stock into the market in one or more brokerage transactions at prevailing prices in the New York Stock Exchange on the date of sale. Goldman, Sachs & Co. will serve as broker or dealer for such transactions and, assuming all such shares are sold, will receive an aggregate consideration of $11,250 in connection with such sale. It is anticipated that such sale will occur as soon as practicable on or after the date of this prospectus.

        Goldman, Sachs & Co. may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Any discounts and commissions received by Goldman, Sachs & Co., and any profit realized by them on resale of the shares, may be deemed to be underwriting discounts and commissions.

        Goldman, Sachs & Co. may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

        We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses and legal and accounting fees. The selling stockholder will pay its own brokerage and legal fees, if any.

LEGAL MATTERS

        The validity of the common stock being offered hereby will be passed upon for us by Latham & Watkins, New York, New York.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. A copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) will be provided by us without charge to any person (including any beneficial owner) to whom this prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001. Our telephone number is (212) 273-5700.

        We are also subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

        You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

        We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us and our finances. This prospectus incorporates by reference:

  •
  Our annual report on Form 10-K for the 52 weeks ended December 29, 2001.

  •
  Our quarterly reports on Form 10-Q for the 13 weeks ended March 30, 2002, the 13 weeks ended June 29, 2002, and the 13 weeks ended September 28, 2002.

  •
  Our current report on Form 8-K dated April 16, 2002, filed with the SEC on April 16, 2002.

  •
  Our current report on Form 8-K dated June 21, 2002, filed with the SEC on June 21, 2002.

  •
  Our current report on Form 8-K dated July 25, 2002, filed with the SEC on July 25, 2002.

  •
  Our current report on Form 8-K dated September 5, 2002, filed with the SEC on September 12, 2002.

  •
  Our current report on Form 8-K dated November 29, 2002, filed with the SEC on November 29, 2002.

  •
  Our definitive proxy statement on Schedule 14A dated April 15, 2002, filed with the SEC on April 15, 2002.

  •
  The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 30, 1998.

        All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the notes and common stock under this document shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

  Corporate Secretary
  Duane Reade Inc.
  440 Ninth Avenue
  New York, New York 10001
  (212) 273-5700

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the sale of the securities being registered:

SEC registration fee	$153
Legal fees and expenses	20,000
Accounting fees and expenses	7,500
Miscellaneous	5,000

Total	$32,653

Item 15. Indemnification of Directors and Officers

        We are a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Article V of our amended and restated bylaws (filed as Exhibit 3.1(ii) to Duane Reade's registration statement on Form S-1, as amended (SEC File No. 333-41239), originally filed on November 28, 1997) provides for indemnification of the officers and directors to the full extent permitted by applicable law.

Item 16. Exhibits and Financial Statement Schedule

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of Duane Reade Inc. (incorporated by reference to Exhibit 3.1(i) to Duane Reade Inc.'s Registration Statement on Form S-1 dated November 28, 1997, as amended (the "Common Stock S-1")).
4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Duane Reade Inc.'s Registration Statement on Form S-3 dated July 22, 2001).
4.3	Amended and Restated Bylaws of Duane Reade Inc. (incorporated by reference to Exhibit 3.1(ii) to the Common Stock S-1).
4.4	Specimen stock certificate (incorporated by reference to Exhibit 4.1 to the Common Stock S-1).
4.5
Stockholders and Registration Rights Agreement, dated as of June 18, 1997, among Duane Reade Inc., DLJMB Funding II, Inc., DLJ Merchant Banking Partners II, L.P., DLJ Diversified Partners, L.P., DLJ First ESC L.L.C., DLJ Offshore Partners, II, C.V., DLJ EAB Partners, L.P., UK Investment Plan 1997 Partners, Bankers Trust New York Corporation, Conac & Co., Muico & Co., Roton & Co., Putnam High Yield Trust, PaineWebber Managed Investment Trust on behalf of PaineWebber High Income Fund, USL Capital Corporation, Pearlman Family Partners, The Marion Trust, Bruce L. Weitz, BCIP Associates, BCIP Trust Associates, L.P., Tyler Capital Fund L.P., Tyler International, L.P.-II, and Tyler Massachusetts, L.P. (incorporated by reference to Exhibit 10.13 to the Common Stock S-1).
4.6
First Amendment to Stockholders and Registration Rights Agreement, dated as of January 16, 2002, by and among Duane Reade Inc. and the stockholders party thereto (incorporated by reference to Exhibit 4.9 to Duane Reade Inc.'s Registration Statement on Form S-3 dated June 21, 2002, as amended).
4.7
Rights Agreement, dated as of September 12, 2002, between Duane Reade Inc. and EquiServe Trust Company, N.A., as Rights Agent, which includes the form of Certificate of Designations of the Series A Preferred Stock of Duane Reade Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Duane Reade Inc.'s Current Report on Form 8-K dated September 5, 2002).
10.1	1992 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Common Stock S-1).
10.2	1997 Equity Participation Plan (incorporated by reference to Exhibit 10.2 to the Common Stock S-1).
10.3
First Amendment to the Duane Reade Inc. 1997 Equity Participation Plan, dated March 30, 1999 and effective as of December 15, 1998 (incorporated by reference to Exhibit 4(a) to Duane Reade Inc.'s Registration Statement on Form S-8, as amended (File No. 333-65214)).
10.4
Second Amendment to the Duane Reade Inc. 1992 Equity Participation Plan, dated February 13, 2001 (incorporated by reference to Exhibit 4(b) to Duane Reade Inc.'s Registration Statement on Form S-8, as amended (File No. 333-65214) ).
5.1*	Opinion of Latham & Watkins.
23.1*	Consent of Latham & Watkins (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers, LLP.
24.1*	Power of attorney (included on signature page).

*
Filed herewith.

Item 17. Undertakings

        (a)  The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant, Duane Reade Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of November, 2002.

Duane Reade Inc.
By:	/s/ JOHN K. HENRY John K. Henry Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Anthony J. Cuti, John K. Henry and Michelle D. Bergman, with full power of substitution and resubstitutions and full power to act without the other, his or her true and lawful attorneys-in-fact and agents to act for him or her in his or her name, place or stead, in any and all capacities, to sign any amendments to this registration statement on Form S-3 (including post-effective amendments) and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANTHONY J. CUTI Anthony J. Cuti	Chairman of the Board of Directors, Chief Executive Officer and President	November 29, 2002
/s/ JOHN K. HENRY John K. Henry	Senior Vice President and Chief Financial Officer (Chief Accounting and Financial Officer)	November 29, 2002
/s/ DAVID L. JAFFE David L. Jaffe	Director	November 29, 2002
/s/ DAVID W. JOHNSON David W. Johnson	Director	November 29, 2002

/s/ CARL M. PRADELLI Carl M. Pradelli	Director	November 29, 2002
/s/ KEVIN ROBERG Kevin Roberg	Director	November 29, 2002
/s/ WILLIAM SIMON William Simon	Director	November 29, 2002
/s/ KENNETH WOODROW Kenneth Woodrow	Director	November 29, 2002

INDEX TO EXHIBITS

Exhibit Number
4.1	Amended and Restated Certificate of Incorporation of Duane Reade Inc. (incorporated by reference to Exhibit 3.1(i) to Duane Reade Inc.'s Registration Statement on Form S-1 dated November 28, 1997, as amended (the "Common Stock S-1")).
4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Duane Reade Inc.'s Registration Statement on Form S-3 dated July 22, 2001).
4.3	Amended and Restated Bylaws of Duane Reade Inc. (incorporated by reference to Exhibit 3.1(ii) to the Common Stock S-1).
4.4	Specimen stock certificate (incorporated by reference to Exhibit 4.1 to the Common Stock S-1).
4.5
Stockholders and Registration Rights Agreement, dated as of June 18, 1997, among Duane Reade Inc., DLJMB Funding II, Inc., DLJ Merchant Banking Partners II, L.P., DLJ Diversified Partners, L.P., DLJ First ESC L.L.C., DLJ Offshore Partners, II, C.V., DLJ EAB Partners, L.P., UK Investment Plan 1997 Partners, Bankers Trust New York Corporation, Conac & Co., Muico & Co., Roton & Co., Putnam High Yield Trust, PaineWebber Managed Investment Trust on behalf of PaineWebber High Income Fund, USL Capital Corporation, Pearlman Family Partners, The Marion Trust, Bruce L. Weitz, BCIP Associates, BCIP Trust Associates, L.P., Tyler Capital Fund L.P., Tyler International, L.P.-II, and Tyler Massachusetts, L.P. (incorporated by reference to Exhibit 10.13 to the Common Stock S-1).
4.6
First Amendment to Stockholders and Registration Rights Agreement, dated as of January 16, 2002, by and among Duane Reade Inc. and the stockholders party thereto (incorporated by reference to Exhibit 4.9 to Duane Reade Inc.'s Registration Statement on Form S-3 dated June 21, 2002, as amended).
4.7
Rights Agreement, dated as of September 12, 2002, between Duane Reade Inc. and EquiServe Trust Company, N.A., as Rights Agent, which includes the form of Certificate of Designations of the Series A Preferred Stock of Duane Reade Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Duane Reade Inc.'s Current Report on Form 8-K dated September 5, 2002).
10.1	1992 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Common Stock S-1).
10.2	1997 Equity Participation Plan (incorporated by reference to Exhibit 10.2 to the Common Stock S-1).
10.3
First Amendment to the Duane Reade Inc. 1997 Equity Participation Plan, dated March 30, 1999 and effective as of December 15, 1998 (incorporated by reference to Exhibit 4(a) to Duane Reade Inc.'s Registration Statement on Form S-8, as amended (File No. 333-65214)).
10.4
Second Amendment to the Duane Reade Inc. 1992 Equity Participation Plan, dated February 13, 2001 (incorporated by reference to Exhibit 4(b) to Duane Reade Inc.'s Registration Statement on Form S-8, as amended (File No. 333-65214)).
5.1*	Opinion of Latham & Watkins.
23.1*	Consent of Latham & Watkins (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers, LLP.
24.1*	Power of attorney (included on signature page).

*
Filed herewith.